EXHIBIT 9.2

VOTING TRUST AGREEMENT AMENDMENT

Whereas, the persons, listed below (hereinafter referred to as the “Certificate Holders”) wish to amend the Voting Trust Agreement entered into as of December 4, 1989 (hereinafter referred to as the “Voting Trust Agreement”) to extend the term of the Voting Trust created in that Agreement for an additional twenty years from this 3rd day of November 2007 to further effectuate the purpose of that trust.

NOW, THEREFORE, in the interests of continuing to stabilize and enhance the voting power of the shares held in trust, the Certificate Holders for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, have agreed to extend the term of the Voting Trust Agreement by amending paragraph 4 of that Agreement to provide for the Agreement to remain in full force and effect for twenty (20) years from the date of November 3, 2007.

All other terms of the Agreement remain unchanged.

In WITNESS WHEREOF, The parties hereto have hereunto set their hands as of November 3, 2007.

Edith Phillips 1984 Trust		Maryjo Cohen 1998 Trust

By	/s/ Maryjo Cohen	By	/s/ Maryjo Cohen
	Its Trustee		Its Trustee

Eileen Cohen 1985 Trust		1983 Cohen Family Trust

By	/s/ Eileen Cohen	By	/s/ Maryjo Cohen
	Its Trustee		Its Trustee

Melvin S. Cohen 1984 Trust		Army R. Cohen Alpine 1998 Trust

By	/s/ Melvin S. Cohen	By	/s/ Amy R. Cohen Alpine
	Its Trustee		Its Trustee

Alyssa M. Alpine 1998 Trust

By	/s/ Alyssa M. Alpine
Its Trustee